Supply and Sales Contract
(English Summary/Translation)

Contract No. 08nyc039
Date:
Buyer: SINOCHEM (the “Buyer”)
Supplier: China Agritech, Inc. (the “Supplier”)

Pursuant to the laws and regulations of the People's Republic of China ("PRC"), and on the basis of agreement reached through comprehensive negotiations, the Buyer and the Supplier enter into and consent to be bound by this supply and sales contract (the “Contract”) regarding the purchase of Green Vitality series products.

1. Product name, categories, specification, unit price, amount and etc.

Name	Specification	Quantity (Case)	Volume (Liter)	Unit price (RMB/liter)	Amount (RMB)
Green Vitality (high concentrate liquid compound fertilizer )	180ml*50 bottle/case	20,000	180,000	55.5	9,990.000
Green Vitality (high concentrate liquid compound fertilizer )	90ml*50 bottle/case	100,000	450,000	66.6	29,970,000
Green Vitality (high concentrate liquid compound fertilizer )	20ml*300 sack/case	83,500	501,000	50	25,050,000
Total amount) :	RMB 65,010,000 (approximately US$ 9,500,000 )
Note: no charge to Buyer for packing; the prices under this contract are the prices to the customer.

2. Quality requirements

The quality and packing of the products provided by the Supplier should be in accordance with national laws and regulation. The Supplier also should provide all certificates needed in delivery and sales.

The Supplier should ensure that the products under this contract meet the current standard illustrated on the package, which have been confirmed by the Buyer prior to purchase. Meanwhile, the Supplier should handle all complaints from farmers promptly and give compensation for losses caused by quality issues in accordance with relevant laws and regulation.

3. Receiver, destination and delivery method

Destination of delivery will be the warehouse indicated by the Buyer, informed to the Supplier by facsimile. The Buyer should inform the Supplier 7 days before the delivery if the delivery destination needs to be changed. The Supplier is responsible for the delivery preparation and all delivery fees associated with the delivery to the warehouses designated by the Buyer. .

The Supplier should inform the Buyer the details of delivery including the destination, quantity and the receiver by fax right after the shipment. If the Supplier delivers the goods to wrong place or wrong receiver, the Supplier will not only be responsible to re-deliver the goods to the designated place and receiver but also be responsible for the extra expenses or loss suffered by the Buyer due to the incident.

The Supplier should deliver all the products within 10 days after receiving the delivery notice (provided that the order is less than 100 metric tons; the delivery date shall be extended for additional 5 days for every additional order of 100 metric tons). If the Supplier cannot deliver the products on time, the purchase price should be adjusted to the market price at the time of delivery if such price is lower than the agreed price under this Contract. In addition, the Supplier shall pay the Buyer a penalty equal to 0.5% of the amount of delayed goods per day and all losses suffered by the Buyer due to the delay.

4. Sales region

The Supplier shall assist the Buyer to exploit and expand the China market as well as provide support to promotions such as ads, promotional meeting, and technical service.

5. Payment

The Supplier should check the actual sales of the Buyer monthly and issue an invoice. The Buyer should make payments within 5 days after receiving the invoice.

6. Inspection method

In the event that the products received by the Buyer do not meet the standards required herein, the Buyer shall inform the Supplier within 5 days after receiving the products and provide certain proof of non-compliance. Upon verifying the proof of non-compliance, the Supplier shall replace such products. If the Buyer does not object to the Supplier or provide proof of non-compliance within 5 days after receiving the products, the products received by the Buyer shall be deemed as meeting the standards required herein.

The Supplier shall bear all responsibilities associated with the quality of the products, including handling all business issues, compensating all losses suffered by the Buyer due to quality problems of the products. The Buyer shall inform the Supplier promptly in writing upon receiving any test failure report issued by any administrative law enforcement agency. The Supplier shall challenge such test report within 5 days after receiving the notice. Otherwise, the Supplier will be deemed as agreeing to the test report.

7. Exemptions

In the event of non-performance due to force majeure, the impacted party shall inform the other party promptly and shall not be liable for any default upon providing evidence of force majeure.

8. Others:

1). The Supplier will provide technical staffs to assist the Buyer in expanding the network of the retail clients, fulfilling the agreed sales support commitment.

2). The Buyer shall coordinate with the Supplier regarding products storage and related instruction of the delivery. Meanwhile, the Buyer will provide the full supports and conveniences for the Supplier’s technical staffs managing the related tasks during the process.

3). The Supplier will support the sales as follows:
A. County-level advertisement;
B. Technology support and operation training
C. Ancillary promotional materials
D. Point-of-Purchase advertising in local store
E. Distributor conference and farmer conference
F. Testing point
G. Other supports approved by both of parts

4). Any penalty, compensation, transportation, and economic damages shall be paid within 10 days after settlement established via wire transfer. The delay will be recognized and settled as the late payment violation. Neither party shall default the delivery or payment to offset any of the above payment, unless the parties agreed otherwise.

9. Effectiveness & dispute Settlement:

This Contract is governed by the laws of People’s Republic of China. Both parties shall settle the disputes via negotiations possibly. Either party can file the case under the jurisdiction of the local people's court where the Plaintiff is located when the consensus cannot be reached.

This Contract shall become effective as of the date when the legal representatives from both parties sign and affix the company seal to this Contract (the “Effective Date”). The term of the Contract shall commence on the Effective Date and shall terminate on December 31, 2009. During the term of the Contract, neither party shall change or terminate this Contract without mutual agreement in writing. Any amendment to this Contract shall be deemed as part of the Contract with the same legal validity.

This Contract has two originals, which are identical to each other, with each of the parties holding one copy.

Buyer: SINOCHEM	Supplier: China Agritech, Inc.
(Corporate Seal)	(Corporate Seal)
By: Zheng Fan Yang	By: /s/ Yu Chang
Zheng Fan Yang, Deputy GM of Agrichemicals, Dept	Yu Chang, CEO & President
Tel: 010-5956-9550	Tel: 86-10-5962-1278
Fax:010-5956-9662	Fax: 86- 10 -5962-1225